UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2018

Rodin Income Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-221814	81-1144197
(State or other jurisdiction of incorporation)	(Commission File Numbers)	(IRS Employer Identification No.)

110 E. 59th Street, New York, NY 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 938-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒  Emerging growth company

☒  If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

On September 28, 2018, Rodin Income Trust, Inc. (the “Company”), Rodin Income Trust Operating Partnership, L.P. (the “Operating Partnership”), Rodin Income Advisors, LLC (the “Advisor”) and, solely with respect to Article 13 and Section 9.03, Cantor Fitzgerald Investors, LLC (the “Sponsor”), and, solely with respect to Section 9.03, Rodin Income Trust OP Holdings, LLC (the “Special Unit Holder”), entered into an Amended and Restated Advisory Agreement (the “Amended and Restated Advisory Agreement”). The Amended and Restated Advisory Agreement amends and restates the Advisory Agreement, dated as of May 2, 2018, among the Company, the Operating Partnership, the Advisor and the Sponsor (the “Prior Advisory Agreement”), pursuant to which the Advisor performs certain advisory services to the Company. The Amended and Restated Advisory Agreement (i) includes limitations with regards to the incurrence of and additional limitations on reimbursements of operating expenses and (ii) clarifies the reimbursement and expense timing and procedures, including potential reimbursement of unreimbursed operating expenses.

Section 9.03(iii) of the Amended and Restated Advisory Agreement provides that, subject to other limitations on the incurrence and reimbursement of operating expenses contained in the Amended and Restated Advisory Agreement, operating expenses which have been incurred and paid by the Advisor will not become an obligation of the Company unless the Advisor has invoiced the Company for reimbursement. The Advisor will not invoice the Company for any reimbursement if the impact of such would result in the Company’s incurrence of an obligation in an amount that would result in the Company’s net asset value per share for any class of shares to be less than $25.00. The Company may, however, incur and record an obligation to reimburse the Advisor, even if it would result in the Company’s net asset value per share for any class of shares for such quarter to be less than $25.00, if the Company’s board of directors determines that the reasons for the decrease of the Company’s net asset value per share below $25.00 were unrelated to the Company’s obligation to reimburse the Advisor for operating expenses.

In addition, Section 9.03(iv) of the Amended and Restated Advisory Agreement provides that all or a portion of the operating expenses, which have not been previously paid by the Company or invoiced by the Advisor may be in the sole discretion of the Advisor: (i) waived by the Advisor, (ii) reimbursed to the Advisor in any subsequent quarter or (iii) reimbursed to the Advisor in connection with a liquidity event or termination of the Amended and Restated Advisory Agreement, provided that the Company has fully invested the proceeds from its initial public offering and the stockholders have received, or are deemed to have received, in the aggregate, cumulative distributions equal to their invested capital plus a 6.5% cumulative, non-compounded annual pre-tax return on their invested capital. Any reimbursement of operating expenses under Section 9.03(iv) remains subject to the limitations under Section 9.03(iii) described above and the limitations and the approval requirements contained in Section 9.03(ii) relating to the 2%/25% Guidelines as defined in the Amended and Restated Advisory Agreement.

Except as set forth in this Current Report on Form 8-K, the material terms of the Prior Advisory Agreement remained unchanged.

The material terms of the Amended and Restated Advisory Agreement discussed above are not complete and are qualified in their entirety by the Amended and Restated Advisory Agreement attached hereto as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Advisory Agreement, by and among Rodin Income Trust, Inc., Rodin Income Trust Operating Partnership. L.P., Rodin Income Advisors, LLC, and Cantor Fitzgerald Investors, LLC and Rodin Income Trust OP Holdings, LLC, dated September 28, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RODIN INCOME TRUST, INC.

Date: October 3, 2018	By:	/s/ STEVE BISGAY
		Name:	Steve Bisgay
		Title:	Chief Financial Officer

[Signature Page to Rodin Income Trust, Inc.

8-K regarding Amended and Restated Advisory Agreement]